Exhibit 99.1

FOR:	AMREP Corporation

620 W. Germantown Pike, Suite 175

Plymouth Meeting, PA 19462

CONTACT:	James M. McMonagle

Vice President and Chief Financial Officer

(610) 487-0904

AMREP REPORTS FISCAL 2018 RESULTS

Plymouth Meeting, Pennsylvania, July 20, 2018 – AMREP Corporation (the “Company”) (NYSE: AXR) today reported net income of $238,000, or $0.03 per share, for its 2018 fiscal year ended April 30, 2018 compared to a net loss of $15,000, or $0.00 per share, in 2017. Results for 2018 included a non-cash increase in income tax expense of $2,710,000, or $0.34 per share, arising from certain federal tax law changes enacted during 2018. The tax law changes required the Company to remeasure its deferred tax assets and liabilities based on the rates at which the deferred tax assets and liabilities are expected to reverse in the future. Results for 2017 included a pre-tax, non-cash impairment charge of $150,000 ($95,000 after tax, or $0.01 per share), reflecting the write-down of certain real estate inventory. Excluding the impact of tax law changes in 2018 and the impairment charge in 2017, results for 2018 were net income of $2,948,000, or $0.37 per share, compared to net income of $80,000, or $0.01 per share, for 2017. Revenues were $40,178,000 for 2018 compared to $42,368,000 for 2017.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area and its Fulfillment Services business operated by Palm Coast Data LLC performs fulfillment and contact center services for publications, membership organizations, government agencies and other direct marketers.

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FINANCIAL HIGHLIGHTS

	Twelve Months Ended April 30,

	2018	2017

Revenues	$40,178,000	$42,368,000

Net income (loss)	$238,000	$(15,000)

Earnings (loss) per share – Basic and Diluted	$0.03	$(0.00)

Weighted average number of common shares outstanding – basic	8,073,000	8,052,000
Weighted average number of common shares outstanding – diluted	8,104,000	8,077,000

AMREP Corporation’s financial statements on Form 10-K are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on the Company’s website (www.amrepcorp.com/SECfiles).